EXHIBIT 99.4

UNAUDITED PRO FORMA FINANCIAL INFORMATION

PRO FORMA FINANCIAL INFORMATION
WIDEPOINT CORPORATION
UNAUDITED PRO FORMA CONDENSED
CONSOLIDATED
FINANCIAL INFORMATION

The unaudited pro forma condensed consolidated financial information has been prepared by WidePoint Corporation (“WidePoint”) and gives effect to the asset purchase transaction between WidePoint’s wholly-owned subsidiary WidePoint Solutions Corp. (“WSC”) and Avalon Global Solutions, Inc. (“AGS”) completed on December 31, 2011.

The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2010 has been prepared to give effect to the WSC acquisition as if it had occurred on January 1, 2011. The unaudited pro forma condensed consolidated statement of operations for the nine month period ended September 30, 2011 has been prepared to give effect to the WSC acquisition as if it had occurred on January 1, 2011. The unaudited pro forma condensed consolidated balance sheet as of September 30, 2011 has been prepared to give effect to the acquisition as if it has occurred on September 30, 2011.

The pro forma adjustments, which are based on available information and certain assumptions that WidePoint believes are reasonable under the circumstances, are applied to the historical financial statements of WidePoint and WSC. WidePoint’s preliminary determination of the fair value of current assets and liabilities assumed and the fair value of intangibles purchased in the WSC purchase price is based upon preliminary estimates of the fair value of net assets acquired. Management believes that the preliminary fair value estimate is reasonable, however, in some cases; the final fair value will be based upon an independent valuation that is not yet complete. As a result, the fair value estimates are subject to revision as additional information becomes available, and such final valuation estimates could differ from the preliminary presentation.

The accompanying unaudited pro forma condensed consolidated financial information should be read in conjunction with the historical financial statements and the notes thereto for WidePoint and WSC. The unaudited pro forma condensed consolidated financial information is provided for informational purposes only and does not purport to represent what WidePoint’s financial position or results of operations would actually have been had the acquisition occurred on such dates or to project WidePoint’s results of operations or financial position for any future period.

These pro forma financial statements contain certain costs, including expenses allocated to WSC that WidePoint’s management does not expect will continue. As a result, actual results may differ significantly from the pro forma information presented herein.

WIDEPOINT CORPORATION AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED
CONSOLIDATED STATEMENT OF OPERATIONS
For the Twelve Months Ended December 31, 2010

	(a)	(b)
	Historical		Pro Forma	Pro Forma
Proforma Financial Information	WidePoint	AGS	Adjustments	Combined

Revenues, net	$50,812,776	$9,867,261	$-	$60,680,037
Cost of Sales	37,548,018	7,707,197	612,245 (c)	45,867,460
Gross Profit	13,264,758	2,160,064	(612,245)	14,812,577
Operating Expenses	10,460,438	2,947,519	-	13,407,957
Income (Loss) from Operations	2,804,320	(787,455)	(612,245)	1,404,620
Other Income (Expense)
Interest Income	18,440	2,703		21,143
Interest Expense	(90,052)	(160,589)	(49,411) (d)	(300,052)
Other Expense	-	(326,438)	326,438 (e)	-
Total Other Expense	(71,612)	(484,324)	277,027	(278,909)

Net Income (Loss) Before Provision for Income Taxes	2,732,708	(1,271,780)	(335,218)	1,125,710
Income Tax Expense	(3,648,146)	-	-	(3,648,146)
Net Income (Loss)	$6,380,854	$(1,271,780)	$(335,218)	$4,773,856

Basic Earnings per Share	$0.104			$0.078
Basic Weighted -Average Shares Outstanding	61,555,664			61,555,664

Diluted Earnings per Share	$0.102			$0.076
Diluted Weighted -Average Shares Outstanding	62,862,978			62,862,978

The accompanying notes are an integral part of this unaudited pro forma condensed consolidated financial information

WIDEPOINT CORPORATION AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED
CONSOLIDATED STATEMENT OF OPERATIONS
For the Nine Months Ended September 30, 2011

	(a)	(b)
	Historical		Pro Forma	Pro Forma
Proforma Financial Information	WidePoint	AGS	Adjustments	Combined

Revenues, net	$31,176,820	$6,367,627	$-	$37,544,447
Cost of Sales	24,066,355	3,994,089	459,184 (c)	28,519,628
Gross Profit	7,110,465	2,373,538	(459,184)	9,024,819
Operating Expenses	6,961,796	2,129,843	-	9,091,639
Income (Loss) from Operations	148,669	243,695	(459,184)	(66,820)
Other Income (Expense)
Interest Income	9,391	(66,471)	-	(57,080)
Interest Expense	(54,808)	(152,083)	(5,417) (d)	(212,308)
Other Expense	199	-	-	199
Total Other Expense	(45,218)	(218,554)	(5,417)	(269,189)

Net Income (Loss) Before Provision for Income Taxes	103,451	25,141	(464,601)	(336,009)
Income Tax Expense	(11,559)	130,000	(130,000) (f)	(11,559)
Net Income (Loss)	$115,010	$(104,859)	$(334,601)	$(324,450)

Basic Earnings per Share	$0.002			$-
Basic Weighted -Average Shares Outstanding	62,882,100			62,882,100

Diluted Earnings per Share	$0.002			$-
Diluted Weighted -Average Shares Outstanding	64,230,693			62,882,100

The accompanying notes are an integral part of this unaudited pro forma condensed consolidated financial information

WIDEPOINT CORPORATION AND SUBSIDIARIES
NOTES TO UNAUDITED PRO FORMA CONDENSED
CONSOLIDATED STATEMENTS OF OPERATION

The following notes relate to the Unaudited Pro Forma Condensed Consolidated Statement of Operations:

(a)  To reflect the reported historical operating results for WidePoint Corporation for the year ended December 31, 2010 and the unaudited operating results for the nine months ended September 30, 2011 which included its wholly-owned subsidiary WidePoint Solution Corp.'s acquisition of Avalon Global Solutions, Inc.

(b)  To reflect the historical results of operations for AGS for the nine months ended September 30, 2011, whose most recent fiscal year end is June 30, 2011. The unaudited operating results were derived from historical results of operations for the nine months ended September 30, 2011.

(c)  To record estimated amortization expense adjustments of $612,245 and $459,184 for the twelve months ended December 31, 2010 and the nine months ended September 30, 2011, related to the identifiable intangible assets associated with the asset purchase agreement with Avalon Global Solutions, Inc. The pro forma adjustments herein are based on management's preliminary estimates of fair value. WidePoint Corporation has retained an outside firm to do an independent appraisal to determine the fair value of intangible assets acquired in this business combination. As of the date of this filing the appraisal has not yet been completed. In the event the preliminary estimates of fair value for intangible assets are not accurate then the value of intangibles and the associated life assigned and respective useful lives and method of amortization may change. Based upon the most current budget for the acquired operations WidePoint Corporation recorded on a preliminary basis approximately $4.5 million in intangible assets consisting of capitalized software costs related to acquired communications management software, customer relationships, channel partner relationships and covenants not to compete. The estimated useful life for capitalized software costs, customer relationships, channel partner relationships were approximately 4 years. The estimated useful life for covenants not to compete is approximately 2 years.

(d)  In conjunction with the asset purchase agreement with Avalon Global Solutions, Inc., WidePoint Corporation obtained a senior term facility of $4 million and issued two subordinated seller financed notes payable for $1 million and $3 million and utilized the proceeds towards the total purchase price. The adjustment reflected records the incremental interest expense incurred on a borrowing base of $4 million at 4.5% and $1 million at 3%. The remaining subordinated borrowing of $3 million was excluded as it is subject to a clawback provision tied to attainment of certain performance metrics in the future. The incremental interest expense increased by $49,411 and $5,417 for the twelve months ended December 31, 2010 and the three months ended September 30, 2011, respectively.

(e)  To adjust for noncash charge related to debt settlement for Avalon Global Solutions, Inc. This charge is nonrecurring and specific to a litigation settlement.

(f)  Assumes the utilization of WidePoint Corporation's net operating loss carryforwards.

WIDEPOINT CORPORATION AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

As of September 30, 2011

	(a)	(b)
	Historical		Pro Forma		Pro Forma
	WidePoint	AGS	Adjustments		Combined
Assets

Current assets:
Cash and cash equivalents	$5,998,041	$-	$(3,500,000)	(c)	$2,498,041
Accounts receivable	4,472,654	1,742,976	-		6,215,630
Unbilled accounts receivable	1,920,010	283,046	-		2,203,056
Prepaid expenses and other assets	422,606	319,168	23,819	(d)	765,593
Current deferred income tax asset	468,200	-	-		468,200
Total current assets	13,281,511	2,345,190	(3,476,181)		12,150,520

Property and equipment, net	1,306,780	-	-		1,306,780
Goodwill	11,329,917	-	6,660,583	(e)	17,990,500
Other intangibles, net	1,038,621	-	4,492,428	(e)	5,531,049
Noncurrent deferred income tax asset, net	3,116,705	-	-		3,116,705
Other assets	55,170	17,783	-		72,953
Total assets	$30,128,704	$2,362,973	$7,676,830		$40,168,507

Liabilities and stockholders' equity

Current liabilities:
Short term note payable	$25,947	$-	$-		$25,947
Checks issued in excess of bank balances	-	81,919	-		81,919
Accounts payable	4,936,599	1,568,788	-		6,505,387
Accrued expenses	1,679,770	24,658	-		1,704,428
Income taxes payable	-	-	-		-
Deferred revenue	26,994	364,438	-		391,432
Current portion of long term debt	210,518	-	-		210,518
Current portion of deferred rent	33,457	-	-		33,457
Current portion of capital lease obligation	32,485	-	-		32,485
Total current liabilities	6,945,770	2,039,803	-		8,985,573

Deferred income tax liability, net	-	-	-		-
Long-term debt, net of current portion	502,763	-	8,000,000	(f)	8,502,763
Fair value of earnout liability	153,000	-	-		153,000
Deferred rent, net of current portion	74,706	-	-		74,706
Capital lease obligation, net of current portion	-	-	-		-
Total liabilities	7,676,239	2,039,803	8,000,000		17,716,042

Stockholders' equity
Common stock, $0.001 par value; 110,000,000 shares authorized; 62,930,873 shares issued and outstanding	62,931	323,170	(323,170)	(g)	62,931
Additional paid-in capital	69,075,170	-	-		69,075,170
Accumulated deficit	(46,685,636)	-	-		(46,685,636)
Total stockholders' equity	22,452,465	323,170	(323,170)		22,452,465

Total liabilities and stockholders' equity	$30,128,704	$2,362,973	$7,676,830		$40,168,507

The accompanying notes are an integral part of this unaudited pro forma condensed consolidated financial information

WIDEPOINT CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONDENSED

CONSOLIDATED BALANCE SHEET

 The following notes relate to the Unaudited Pro Forma Condensed Consolidated Balance Sheet:

(a)  To reflect the historical unaudited financial position of WidePoint Corporation as of the most recent reporting period.

(b)  To reflect the historical unaudited financial position of Avalon Global Solutions, Inc. as of the most recent reporting period.

(c)  To record cash used to finance a portion of the $11.5 million total purchase price in connection with the asset purchase agreement with Avalon Global Solutions, Inc. WidePoint Corporation utilized $3.5 million in available cash balances and $8.0 million consisting of a $4.0 senior bank term loan with Cardinal Bank and two subordinated seller financed notes payable in the amount of $1 million and $3 million.

(d)  To record an adjustment of $23,819 to reflect expected monthly prepaid rent and unexpired insurance premiums.

(e)  To record fair value of identifiable intangible assets associated with the asset purchase agreement. WidePoint Corporation has retained an outside firm to do an independent appraisal to determine the fair value of intangible assets acquired in this business combination. As of the date of this filing the appraisal has not yet been completed. As such the preliminary fair values assigned and respective useful lives and method of amortization may change. Based upon the most current budget for the acquired operations WidePoint Corporation recorded on a preliminary basis approximately $4.5 million in intangible assets consisting of capitalized software costs related to acquired communications management software, customer relationships, channel partner relationships and covenants not to compete. The estimated useful life for capitalized software costs, customer relationships, channel partner relationships were approximately 4 years. The estimated useful life for covenants not to compete is approximately 2 years. The following table sets forth the estimated fair values of assets acquired and liabilities assumed as of September 30, 2011:

Current assets	$2,369,009
Other intangibles	6,660,583
Goodwill	4,492,428
Other assets	17,783
Current liabilities	(2,039,803)
Total	$11,500,000

 (f)  In conjunction with the asset purchase agreement with Avalon Global Solutions, Inc., WidePoint Corporation utilized $8.0 million in debt financing. WidePoint Corporation secured a $4MM term loan on the purchase date with Cardinal Bank. The term loan bears interest at 4.5% and requires monthly principal and interest payments of $74,694.22 beginning on January 30, 2012 and every 30th of the month thereafter. The term loan matures on December 30, 2016. See Exhibit 10.5 to Form 8-K filed on January 5, 2012. The term loan requires maintenance of certain financial covenants as indicated on Exhibit 10.3 to Form 8-K filed on January 5, 2012 as follows: Audited financial statements due within 120 days of year end, reviewed financial statements due within 45 days of quarter end, minimum tangible net worth of $2.5MM at December 31, 2011 and increases to $5.5MM for the fiscal period ending December 31, 2012 and beyond and tested annually, minimum current ratio of 1.1 to 1.0 and tested quarterly, minimum debt service ratio of 1.20 to 1.0 tested quarterly beginning on June 30, 2012 and measured on a 4-quarter rolling basis and maximum funded debt to earnings before interest taxes depreciation and amortization of 4.5 to 1.0 through December 31, 2011 and then decreases to 2.5 to 1.0 and tested quarterly. The subordinated seller financed notes payable do not contain financial covenants.

(g)   To adjust for net assets difference acquired that is eliminated in consolidation.